Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, April 9, 2026 – Soluna Holdings, Inc. (“Soluna” or the “Company”) (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, announced its March 2026 project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Soluna Reports Record 2025 Growth: Pipeline Hits 4.3GW, Raises $142 Million, and Launches AI Infrastructure

●	CEO John Belizaire hosts Metrobloks CEO Ernest Popescu on Soluna’s Clean Integration Podcast to discuss AI infrastructure and Project Kati 2.

●	New AMA answers investors’ and community questions about Soluna’s financing strategy and project pipeline.

●	Soluna names KPMG, LLP as the new independent registered public accounting firm for the fiscal year ended December 31, 2026. See Form 8-K for more information.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	Operations at D1A remained at capacity throughout the month following the completion of the 20MW Blockware and Canaan deployments.

●	Transformer repair work impacted the availability of two MDCs at D1A. We expect the MDCs to return to service in April.

●	ERCOT ERS period successfully completed.

Project Dorothy 2 (48 MW, Bitcoin Hosting):

●	Operations remained strong for the month, with all customers at full capacity and minimal curtailment.

●	ERCOT ERS period successfully completed.

Project Sophie (25 MW, Bitcoin Hosting):

●	Operations remained strong for the month, with all customers at full capacity.

Project Kati 1 (83 MW Under Construction, Bitcoin Hosting):

●	Substantial completion of all phases (1-3) of K1A Galaxy (48 MW) has been achieved ahead of schedule. The facility has been fully commissioned and is transitioning to steady-state operations.

●	Construction of K1B (35 MW, Soluna MDCs / Cormint Containers): Cormint containers have been received at the site and are being installed (12 MW). Construction on the remaining phases of Soluna MDCs (23MW) continues to progress as planned.

Project Kati 2 (Under Development, AI/HPC Hosting):

●	Hyperscaler and neocloud interest, due diligence, and discussions remain active.

●	Additional on-site generation options, including solar and gas, are under evaluation. An LOI for long-lead gas generation equipment has been signed.

●	A campus expansion roadmap targeting a materially larger scale is under development.

●	An Architectural and Engineering firm has been selected following a competitive design RFP. Design activity is expected to commence in mid-April 2026.

●	Procurement workstreams for long-lead data center equipment are underway.

Project Grace (2 MW Under Development, AI/HPC Hosting):

●	Finalizing technical simulations with our OEM partner, confirming that the selected technology solution meets ERCOT grid stability and low-voltage ride-through requirements for AI load integration.

Pipeline Highlights:

●	The development pipeline surpassed 4.3 GW, driven by existing and new Independent Power Producer (IPP) partnerships and asset opportunities across several U.S. Independent (Grid) System Operators (ISOs).

●	Finalizing Power Purchase Agreements (PPAs) and Retail Electric Provider (REP) agreements for Project Rosa; Ellen and Hedy agreements now finalized, pending signatures.

●	Advancing land due diligence activities and PPA negotiations for Projects Annie, Gladys, and Fei.

●	Projects Annie, Gladys, and Fei are now being advanced outside of the ERCOT Large Flexible Load Batch study process, leveraging the sub-75 MW interconnection pathway to accelerate development timelines.

●	Continuing to advance partnership opportunities and evaluate potential assets with multiple IPPs across the U.S. ISOs.

●	Executed a Letter of Intent (LOI) for land acquisition supporting the Dorothy campus expansion, and are currently negotiating the definitive Purchase and Sale Agreement (PSA).

Customer Success:

●	Completing MW deployments across new & expanding partnership agreements secured previously at Project Dorothy 1 & 2.

View Soluna’s recent AMA here.

Soluna’s updated glossary of terms is available here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business and our expectations with respect to the development, construction, commissioning, and operation of our project pipeline, including Project Kati 1 and Project Kati 2, the development of Project Grace, the expansion of hosting arrangements at Project Dorothy 1B, the expected return to service of equipment at Project Dorothy 1A, our ability to develop and deploy AI and high-performance computing infrastructure, the growth and conversion of our project pipeline, and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident,” and similar statements. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 31, 2025. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

LinkedIn: https://www.linkedin.com/company/solunaholdings/

X (formerly Twitter): x.com/solunaholdings

YouTube: youtube.com/c/solunacomputing

Newsletter: bit.ly/solunasubscribe

Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

Contact Information

Public Relations

West of Fairfax for Soluna

Soluna@westof.co